                                                                  EXHIBIT 99(14)

AMC
G. Mark Albright, Esq.
Nevada Bar Number 1394
ALBRIGHT, STODDARD, WARNICK & ALBRIGHT
801 S. Rancho Drive
Quail Park Suite D-4
Las Vegas, NV 89106
Tel: (702) 384-7111
Fax: (702) 384-0605
Attorneys for Plaintiff

                                 DISTRICT COURT

                              CLARK COUNTY, NEVADA

Kathleen Guerra, on Behalf of Herself and All   ) CASE NO.: A467738
Others Similarly Situated,                      )
                                                )
                          Plaintiff             )
                                                )
                  v.                            )
                                                )
WILTEL COMMUNICATIONS GROUP, INC.,              )
JEFF K. STOREY, IAN M. CUMMING, ALAN            )
J. HIRSCHFIELD, JEFFREY C. KEIL, JOSEPH         )
S. STEINBERG, J. PATRICK COLLINS,               )
WILLIAM H. CUNNINGHAM, MICHAEL                  )
DIAMENT, MICHAEL P. RESSNER, and                )
LEUCADIA NATIONAL CORP., Inclusive,             )
                                                )
                          Defendants            )
                                                )
------------------------------------------------

               SHAREHOLDERS' FIRST AMENDED CLASS ACTION COMPLAINT

     Plaintiff, by her attorneys, for her first amended complaint against defendants, alleges upon personal knowledge with respect to paragraph 2, and upon information and belief based, inter alia, upon the investigation of counsel, as to all other allegations herein, as follows:

                              NATURE OF THE ACTION

     1. This is a stockholders' class action on behalf of the public stockholders of WilTel Communications Group, Inc. ("WilTel" or the "Company") to enjoin the proposed acquisition of the publicly owned shares of WilTel's common stock by its controlling shareholder, defendant Leucadia National Corporation ("Leucadia").

                                   THE PARTIES

     2. Plaintiff has been the owner of the common stock of the Company since prior to the transaction herein complained of and continuously to date.

     3. Defendant WilTel is a corporation duly organized and existing under the laws of the State of Nevada, with its principal offices located at One Technology Center, Tulsa, OK 74103. WilTel, formerly Williams Communications Group, Inc., delivers voice, data, video, and IP (Internet Protocol) services for worldwide telecommunications carriers, Internet service providers and global media and entertainment companies. The Company offers a network infrastructure that connects 115 network centers in key United States Markets and five continents. As of April 30, 2003, the Company had over 50 million shares outstanding.

     4. Defendant Leucadia is a corporation duly organized and existing under the laws of New York, with its principal executive offices locates at 315 Park Avenue South, New York, NY 10010. Leucadia is a diversified holding company engaged in a variety of businesses, including telecommunications, banking, lending, manufacturing, real estate, winery operations, property and casualty reinsurance and the development of a copper mine. Leucadia, owns approximately 47% of the Company's outstanding common stock.


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

     5. Defendant Jeff K. Storey is and has been at all relevant times President, CEO and a director of the Company.

     6. Defendant Patrick J. Collins is and has been at all relevant times a director of the Company.

     7. Defendant Ian M. Cumming is and has been at all relevant times Chairman of the Board of Directors of the Company. He is also Chairman of the Board of Leucadia.

     8. Defendant Joseph S. Steinberg is and has been at all relevant times a director of the Company. He is also a director of Leucadia.

     9. Defendants William H. Cunningham, Michael Diament, Alan J. Hirschfield, Jeffrey C. Keil, and Michael P. Ressner are and have been at all relevant times directors of the Company.

     10. The defendants named in paragraphs 5 through 9 (the "Individual Defendants") are in a fiduciary relationship with plaintiff and the other public stockholders of WilTel, and owe them the highest obligations of good faith and fair dealing.

     11. Defendant Leucadia, through its approximately 47% ownership of WilTel and having persons affiliated with on WilTel's board, has effective and working control of WilTel. As such, defendant Leucadia is in a fiduciary relationship with plaintiff and the other public stockholders of WilTel and owes them the highest obligations of good faith and fair dealing.


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

                            CLASS ACTION ALLEGATIONS

     12. Plaintiff brings this action on her own behalf and as a class action on behalf of all WilTel stockholders (except defendants herein and any person, firm, trust, corporation or other entity related to or affiliated with any of the defendants) and their successors in interest, who are or will be threatened with injury arising from defendants' actions as more fully described herein.

     13. This action is properly maintainable as a class action.

     14. The class of stockholders for whose benefit this action is brought is so numerous that joinder of all Class members is impracticable. As of April 30, 2003, there were approximately 50 million shares of WilTel Common Stock outstanding.

     15. There are questions of law and fact which are common to the Class including, inter alia, the following:

          (a) whether the Individual Defendants have breached their fiduciary and other common law duties owed by them to plaintiff and the members of the Class;

          (b) whether plaintiff and the other members of the Class will be damaged irreparably by defendants' failure to take action designed to obtain the best value for the public shareholders' interest in WilTel.

     16. Plaintiff is committed to prosecuting this action and has retained competent counsel experienced in litigation of this nature. The claims of plaintiff are typical of the claims of the other members of the Class and plaintiff has the same interests as the other members of the Class. Accordingly, plaintiff will fairly and adequately represent the Class.


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

     17. The prosecution of separate actions by individual members of the Class would create a risk of inconsistent or varying adjudications with respect to individual members of the Class and establish incompatible standards of conduct for the party opposing the Class.

     18. Defendants have acted and are about to act on grounds generally applicable to the Class, thereby making appropriate final injunctive relief with respect to the Class as a whole.

                             SUBSTANTIVE ALLEGATIONS

     19. On May 15, 2003, it was announced that Leucadia offered to acquire all of the outstanding shares of WilTel, it does not already own, for 0.3565 shares of Leucadia common for each WilTel share owned by the public shareholders ("Initial Offer").

     20. On July 29, 2003, Leucadia announced that it was withdrawing the Initial Offer.

     21. On August 7, 2003, Leucadia announced a revised offer to acquire all of the outstanding shares of WilTel, it does not already own ("Revised Offer"). Pursuant to the Revised Offer, Leucadia offered the WilTel Board the choice of one of the following alternative transactions:

          (a) If WilTel's independent directors agree to let the offer go forward and not oppose the offer, Leucadia would offer 0.3672 of its common shares for each share of WilTel common stock. If Leucadia were to acquire 90% or more of the outstanding WilTel shares, Leucadia would effect a backend merger for the same consideration as offered in the exchange offer. At this exchange ratio, if all of the


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

publicly held WilTel shares are acquired by Leucadia, the former public stockholders of WilTel would own approximately 13.9% of Leucadia's shares; or

          (b) Under the second option, if WilTel agreed to a merger, Leucadia would offer 0.3934 of a Leucadia common share in exchange for each share of WilTel common stock. At this exchange ratio, if all of the publicly held WilTel shares are acquired by Leucadia, the former public stockholders of WilTel would own approximately 14.8% of Leucadia's shares.

     22. Leucadia demanded that the WilTel bid respond to this offer by August 12, 2003, or it would deem the offer declined and it would consider or pursue other methods to acquire the outstanding shares of WilTel it did not already own.

     23. The consideration to be paid to Class members in the Revised Offer is unconscionable, unfair and grossly inadequate because, among other things: (a) the intrinsic value of WilTel's common stock is materially in excess of the amount offered for those securities in the proposed acquisition given the stock's current trading price and the Company's prospects for future growth and earnings; (b) the consideration per share is inadequate and offers and inadequate premium to the public stockholders of WilTel; and (c) the per share price is not the result of arm's-length negotiations but was fixed arbitrarily by Leucadia to "cap" the market price of WilTel stock, as part of a plan for defendants to obtain complete ownership of WilTel assets and businesses at the lowest possible price.

     24. Leucadia timed its offer to take advantage of the decline in the market price of WilTel's stock. The Revised Offer has the effect of capping the market for

WilTel's stock to facilitate Leucadia's plan to obtain the public interest in WilTel as cheaply as possible.

     25. Under the circumstances, the Individual Defendants are obligated to explore all alternatives to maximize shareholder value.

     26. The defendants have breached their duty of loyalty to WilTel stockholders by using their control of WilTel to force plaintiff and the Class to sell their equity interest in WilTel at an unfair price, and deprive WilTel's public shareholders of maximum value to which they are entitled. The Individual Defendants have also breached the duties of loyalty and due care by not taking adequate measures to ensure that the interests of WilTel's public shareholders are properly protected from overreaching. Leucadia has breached its fiduciary duties, which arise from its effective control of WilTel, by using such effective control for its own benefit.

     27. The terms of the transaction are grossly unfair to the Class, and the unfairness is compounded by the gross disparity between the knowledge and information possessed by defendants by virtue of their positions of control of WilTel and that possessed by WilTel's public shareholders. The gross unfairness of the terms are further exacerbated by the fact that Leucadia has publicly stated that it has no intent to sell the shares of WilTel that it currently owns to prevent the WilTel Board from shopping the Company to determine the true market value of the Company and to discourage any possible suitors from expressing an interest in the Company or for making a bid for the Company at prices and terms that would we fair, just and reasonable to WilTel public shareholders. Leucadia further set an arbitrary and capricious deadline on the Revised Offer that was inadequate to prevent the WilTel Board from having an adequate


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

opportunity to evaluate the Revised Offer. Defendants' scheme and intent is to take advantage of this disparity and to induce the Class to relinquish their shares in the acquisition at an unfair price on the basis of incomplete or inadequate information.

     28. Plaintiff and the class have suffered and will suffer irreparable injury unless defendants are enjoined from breaching their fiduciary duties and from carrying out the aforesaid plan and scheme.

     29. Plaintiff has no adequate remedy at law.

          WHEREFORE, plaintiff demands judgment as follows:

          1. For an order declaring this to be a proper class action and certifying Plaintiff as class representative.

          2. For an order enjoining, preliminarily and permanently, the acquisition under the terms presently proposed.

          3. To the extent, if any, that the transaction complained of is consummated prior to the entry of this Court's final judgment, rescinding the same or awarding, inter alia, rescissory damages to the Class.

          4. For an order directing that defendants account to plaintiff and the Class for all damages caused to them and account for all profits and any special benefits obtained by defendants as a result of their unlawful conduct.

          5. Judgment awarding to plaintiff the costs and disbursements of this action, including a reasonable allowance for the fees and expenses of plaintiff's attorneys and experts; and


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

          6. Such other and further relief as the Court deems appropriate.

Dated: August 8, 2003

                                          ALBRIGHT, STODDARD, WARNICK & PALMER


                                          By: \s\  Mark Albright
                                              ----------------------------------
                                              G. Mark Albright, Esq.
                                              801 South Rancho Drive
                                              Quail Park I, Building D-4
                                              Las Vegas, Nevada 89106


OF COUNSEL:
FARUQI & FARUQI, LLP
320 East 39th Street
New York, New York 10016
(212) 983-9330

                             CERTIFICATE OF MAILING

     I hereby certify that on this ____ day of August, 2003, I mailed a true and correct copy of the foregoing postage prepaid and addressed to the following:

FARUQI & FARUQI, LLP
320 East 39th Street
New York, New York 10016

Kristy Wheeler, Esq.
MORRIS, PICKERING & SANNER
900 Bank of America Plaza
300 South Fourth Street
Las Vegas, Nevada 89101
Attorneys for Defendant
Leucadia National Corporation

Dennis L. Kennedy, Esq.
LIONEL, SAWYER & COLLINS
1700 Bank of America Plaza
300 South Fourth Street
Las Vegas, Nevada 89101
Attorneys for Defendants
WilTel Communications Group
and Jeff K. Storey


                                                \s\  Brandi Cassady
                                          --------------------------------------
                                          An Employee of Albright, Stoddard,
                                          Warnick & Albright

COMP
ALBRIGHT, STODDARD, WARNICK & ALBRIGHT
Mark Albright, Esq. (NV Bar #1394)
801 S. Rancho Drive
Quail Park Suite D-4
Las Vegas, NY 89106
Tel: (702) 384-7111
Fax: (702) 384-0605
Attorneys for Plaintiffs

district court

clark county, nevada

--------------------------------------------------------------------------------
Kathleen Guerra,                                        )
--------------------------------------------------------------------------------
                                                        ) Case No.: A467738
--------------------------------------------------------------------------------
                           Plaintiff,                   ) Dept. No.: I
--------------------------------------------------------------------------------
                                                        )
--------------------------------------------------------------------------------
         -against-                                      )
--------------------------------------------------------------------------------
                                                        )
--------------------------------------------------------------------------------
WilTel Communications Group, Inc., Jeff K.              )
--------------------------------------------------------------------------------
Storey, John Patrick Collins, Ian M. Cumming,           )
--------------------------------------------------------------------------------
Joseph S. Steinberg, William H. Cunningham,             )
--------------------------------------------------------------------------------
Michael Diament, Alan J. Hirschfield,                   )
--------------------------------------------------------------------------------
Jeffrey C. Keil, Michael P. Ressner and                 )
--------------------------------------------------------------------------------
Leucadia National Corporation,                          )
--------------------------------------------------------------------------------
                                                        )
--------------------------------------------------------------------------------
                           Defendants.                  )
--------------------------------------------------------------------------------
                                                        )
--------------------------------------------------------------------------------

                      SHAREHOLDER'S CLASS ACTION COMPLAINT

     Plaintiff, by his attorneys, for his complaint against defendants, alleges upon personal knowledge with respect to paragraph 2, and upon information and belief based, inter alia, upon the investigation of counsel, as to all other allegations herein, as follows:

                              NATURE OF THE ACTION

          1. This is a stockholders' class action on behalf of the public stockholders of WilTel Communications Group, Inc. ("WilTel" or the "Company") to enjoin the proposed acquisition of the publicly owned shares of WilTel's common stock by its controlling shareholder, defendant Leucadia National Corporation ("Leucadia").

                                   THE PARTIES

          2. Plaintiff has been the owner of the common stock of the Company since prior to the transaction herein complained of and continuously to date.

          3. Defendant WilTel is a corporation duly organized and existing under the laws of the State of Nevada.

          4. Defendant WilTel is a corporation duly organized and existing under the laws of New York. Leucadia, owns approximately 47% of the Company's outstanding common stock.

          5. Defendant Jeff K. Storey is President, CEO and a director of the Company.

          6. Defendant John Patrick Collins is a director of the Company.

          7. Defendant Ian M. Cumming is chairman of the Board of Directors of the Company. He is also Chairman of the Board of Leucadia.

          8. Defendant Joseph S. Steinberg is a director of the Company. He is also a director of Leucadia.

          9. Defendants William H. Cunningham, Michael Diament, Alan J. Hirschfield, Jeffrey C. Keil, and Michael P. Ressner are directors of the Company.

         10. The defendants named in paragraphs 5 through 9 (the "Individual Defendants") are in a fiduciary relationship with plaintiff and the other public stockholders of WilTel and owe them the highest obligations of good faith and fair dealing.

          11. Defendant Leucadia, through its approximately 57% ownership of WilTel and having persons affiliated with on WilTel's board, has effective and working control of WilTel. As such, defendant Leucadia is in a fiduciary relationship with plaintiff and the other public stockholders of WilTel and owes them the highest obligations of good faith and fair dealing.

                            CLASS ACTION ALLEGATIONS

          12. Plaintiff brings this action on his own behalf and as a class action on behalf of all WilTel stockholders (except defendants herein and any person, firm, trust, corporation or other entity related to or affiliated with any of the defendants) and their successors in interest, who are or will be threatened with injury arising from defendants' actions as more fully described herein.

          13. This action is properly maintainable as a class action.

          14. The class of stockholders for whose benefit this action is brought is so numerous that joinder of all Class members is impracticable.

          15. There are questions of law and fact which are common to the Class including, inter alia, the following:

               (a) whether the Individual Defendants have breached their fiduciary and other common law duties owed by them to plaintiff and the members of the Class;

               (b) whether plaintiff and the other members of the Class will be damaged irreparably by defendants' failure to take action designed to obtain the best value for the public shareholders' interest in WilTel.

          16. Plaintiff is committed to prosecuting this action and has retained competent counsel experienced in litigation of this nature. The claims of plaintiff are typical of the claims of the other members of the Class and plaintiff has the same interests as the other members of the Class. Accordingly, plaintiff will fairly and adequately represent the Class.

          17. The prosecution of separate actions by individual members of the Class would create a risk of inconsistent or varying adjudications with respect to individual members of the Class and establish incompatible standards of conduct for the party opposing the Class.

          18. Defendants have acted and are about to act on grounds generally applicable to the Class, thereby making appropriate final injunctive relief with respect to the Class as a whole.

                            SUBSTANTIVE ALLEGATIONS

          19. On May 15, 2003, it was announced that Leucadia offered to acquire all of the outstanding shares of WilTel, it does not already own, for 0.3565 shares of Leucadia common for each WilTel share owned by the public shareholders. The offer represents a value of approximately $365 million for WilTel.

          20. The consideration to be paid to Class members in the transaction is unconscionable and unfair and grossly inadequate because, among other things, the intrinsic value of WilTel's common stock is materially in excess of the amount offered for those securities in the proposed acquisition given the stock's current trading price and the Company's prospects for future growth and earnings.

          21. Leucadia times its offer to take advantage of the decline in the market price of WilTel's stock. The offer has the effect of capping the market for WilTel as cheaply as possible.

          22. Under the circumstances, the Individual Defendants are obligated to explore all alternatives to maximize shareholder value.

          23. The defendants have breached their duty of loyalty to WilTel stockholders by using their control of WilTel to force plaintiff and the Class to sell their equity interest in WilTel at an unfair price, and deprive WilTel's public shareholders of maximum value to which they are entitled. The Individual Defendants have also breached the duties of loyalty and due care by not taking adequate measures to ensure that the interests of WilTel's public shareholders are properly protected from overreaching. Leucadia has breached its fiduciary duties, which arise from its effective control of WilTel, by using such effective control for its own benefit.

          24. The terms of the transaction are grossly unfair to the Class, and the unfairness is compounded by the gross disparity between the knowledge and information possessed by defendants by virtue of their positions of control of WilTel and that possessed by WilTel's public shareholders. Defendants' scheme and intent is to take advantage of this disparity and to induce the Class to relinquish their shares in the acquisition at an unfair price on the basis of incomplete or inadequate information.

          25. Plaintiff has no adequate remedy at law.

          WHEREFORE, plaintiff demands judgment as follows:

          A. declaring this to be a proper class action;

          B. enjoining, preliminarily and permanently, the acquisition under the terms presently proposed;

          C. to the extent, if any, that the transaction complained of is consummated prior to the entry of this Court's final judgment, rescinding the same or awarding rescissory damages to the Class;

          D. directing that defendants account to plaintiff and the Class for all damages caused to them and account for all profits and any special benefits obtained by defendants as a result of their unlawful conduct;

          E. awarding to plaintiff the costs and disbursements of this action, including a reasonable allowance for the fees and expenses of plaintiff's attorneys and experts; and

          F. granting such other and further relief as the Court deems appropriate.

Dated: May 15, 2003

                                          Albright, Stoddard, Warnick
                                          & Palmer, P.C.


                                          By: \s\ Mark Albright
                                              ----------------------------------
                                          G. Mark Albright, Esq.
                                          801 South Ranco Drive
                                          Quail Park I, Building D-4
                                          Las Vegas, Nevada 89106


OF COUNSEL:

FARUQUI & FARUQI, LLP
320 East 39th Street
New York, New York  10016
(212) 983-9330


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